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                                                                   EXHIBIT 99(h)


Key Bank USA, National Association                 JPMorgan Chase Bank,
127 Public Square                                  formally known as The Chase
Manhattan Bank Cleveland, Ohio 44114-1306          as Indenture Trustee
                                                   4 New York Plaza, 6th Floor
                                                   New York, New York 10004-2477

Bank One, National Association                     MBIA Insurance Corporation
 as Eligible Lender Trustee                         as Surety Provider
One First National Plaza Suite 0126                113 King Street
Chicago, Illinois 60670                            Armonk, New York 10504

                         INDEPENDENT ACCOUNTANT'S REPORT
                      FOR KEYCORP STUDENT LOAN TRUST 2001-A

We have examined management's assertion, included in its representation letter dated March 19, 2003 that Key Bank USA, National Association (KBUSA), a wholly owned subsidiary of KeyCorp, complied with sections 4.04, 4.08(a), 4.08(b), 4.08(c), 5.05, 5.06, 5.07 and 5.08 of the KeyCorp Student Loan Trust 2001-A Sale and Servicing Agreement and sections 1.(a)(xx), 1.(b)(iii), 2 and 3 of the KeyCorp Student Loan Trust 2001-A Administration Agreement (collectively, the "Agreements") as of December 31, 2002 and for the year then ended and for the period from September 1, 2001 to December 31, 2001 and for the period then ended. Management is responsible for KBUSA's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about KBUSA's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about KBUSA's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances, except that in accordance with
Section 5.05 of the Sale and Servicing Agreement, our examination assumed the accuracy of reports prepared by KBUSA's student loan processor. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on KBUSA's compliance with the specified requirements.

In our opinion, assuming the accuracy of reports prepared by KBUSA's student loan processor, management's assertion that KBUSA complied with the aforementioned requirements as of December 31, 2002 and for the year then ended is fairly stated, in all material respects.

This report is intended solely for the information and use of KBUSA, JPMorgan Chase Bank, Bank One, National Association and MBIA Insurance Corporation and is not intended to be and should not be used by anyone other than for these specified parties.

                                                    /s/ Ernst & Young LLP



Cleveland, Ohio
March 19, 2003